TREDEGAR REPORTS SECOND QUARTER 2023 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--8/9/2023--Tredegar Corporation (NYSE:TG, also the "Company" or "Tredegar") today reported second quarter financial results for the period ended June 30, 2023.
Second quarter 2023 net income (loss) was $(18.9) million ($(0.56) per diluted share) compared to net income (loss) of $14.9 million ($0.44 per diluted share) in the second quarter of 2022.  Net income (loss) from ongoing operations, which excludes special items, was $(2.0) million ($(0.06) per diluted share) in the second quarter of 2023 compared with $17.2 million ($0.51 per diluted share) in the second quarter of 2022. A reconciliation of net income (loss), a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income (loss) from ongoing operations, a non-GAAP financial measure, for the three and six months ended June 30, 2023 and 2022, is provided in Note (a) to the Financial Tables in this press release.
Second Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") from ongoing operations for Aluminum Extrusions was $10.2 million in the second quarter of 2023 versus $21.9 million in the second quarter of last year. EBITDA from ongoing operations during the last four quarters has been weak, in a range of $8.9 to $14.6 million.
◦Sales volume of 35.5 million pounds in the second quarter of 2023 was relatively consistent with the first quarter of 2023 and the fourth quarter of 2022 but declined significantly versus 49.0 million pounds in the second quarter of last year.
◦Open orders at the end of the second quarter of 2023 were 20 million pounds (versus 27 million pounds at the end of the first quarter of 2023), which is below the quarterly range of 21 to 27 million pounds in 2019 before pandemic-related disruptions that resulted in excessive open orders, which peaked in the first quarter of 2022 at approximately 100 million pounds.
◦While open orders have declined over the past year, Aluminum Extrusions has realized three sequential quarters of net booking growth.
•EBITDA from ongoing operations for PE Films was $0.8 million in the second quarter of 2023 versus $7.1 million in the second quarter of 2022 as very weak conditions persisted in the consumer electronics market. EBITDA from ongoing operations during the last four quarters has been low with a range of negative $2.6 million to positive $1.8 million.
•EBITDA from ongoing operations for Flexible Packaging Films was $0.2 million during the second quarter of 2023 versus $7.6 million in the second quarter of 2022 primarily due to lower sales volume, which the Company believes is mainly due to customer inventory corrections, lower margins and unfavorable cost variances.
John Steitz, Tredegar’s president and chief executive officer, said, “We recognized a loss for the quarter with each of our businesses suffering from depressed conditions in their markets, which we believe can mostly be traced to the residual impact of the pandemic. The timing of a recovery for them remains uncertain. Significant spending controls are in place. Debt, net of cash, declined by $20 million during the quarter from much-needed improvement in working capital. Further working capital improvement is anticipated by year end.”
Mr. Steitz continued, “But what we need most is a recovery in sales, profits and operating cash flow across all business segments, which has been slow in occurring. Meanwhile, we have a pension plan settlement obligation due in the fourth quarter estimated at $30 million. We have suspended our quarterly dividend and recently amended our credit facility to provide some 'breathing room'. We’re thankful for our dedicated employees who are working hard to help drive a turnaround.”
OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions (or Bonnell Aluminum) produces high-quality, soft-alloy and medium-strength custom fabricated and finished aluminum extrusions primarily for the following markets: building and construction (B&C), automotive and specialty (which consists of consumer durables, machinery and equipment, electrical and renewable energy, and distribution end-use products). A summary of results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	June 30,			June 30,
	2023	2022		2023	2022
Sales volume (lbs)	35,492	48,960	(27.5)%	73,054	91,970	(20.6)%
Net sales	$121,827	$190,308	(36.0)%	$255,197	$348,417	(26.8)%
Ongoing operations:
EBITDA	$10,217	$21,895	(53.3)%	$24,855	$45,814	(45.7)%
Depreciation & amortization	(4,158)	(4,169)	0.3%	(8,569)	(8,430)	(1.6)%
EBIT*	$6,059	$17,726	(65.8)%	$16,286	$37,384	(56.4)%
Capital expenditures	$5,631	$3,989		$13,373	$6,870
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
Second Quarter 2023 Results vs. Second Quarter 2022 Results
Net sales (sales less freight) in the second quarter of 2023 decreased 36.0% versus the second quarter of 2022 primarily due to lower sales volume and the pass-through of lower metal costs, partially offset by an increase in prices to cover higher operating costs. Sales volume in the second quarter of 2023 declined 27.5% versus the second quarter of 2022. Nonresidential B&C sales volume, which represented 53% of 2022 volume, declined 23.8% in the second quarter of 2023 versus the second quarter of 2022. Sales volume in the specialty market, which represented 29% of total volume in 2022, decreased 32.7% in the second quarter of 2023 versus the second quarter of 2022. Sales volume in the automotive market, which represented 8% of total volume in 2022, decreased 7.8% in the second quarter of 2023 versus the second quarter of 2022.
Beginning in the third quarter of 2022, the Company observed slowing order input and order cancellations as customers continued to report high inventory levels, which carried into 2023. Open orders at the end of the second quarter of 2023 were 20 million pounds (versus 27 million pounds at the end of the first quarter of 2023 and 86 million pounds at the end of the second quarter 2022). This level is below the quarterly range of 21 to 27 million pounds in 2019 before pandemic-related disruptions that resulted in long lead times driving a peak in open orders of approximately 100 million pounds during the first quarter of 2022. In addition, data indicates that aluminum extrusion imports have increased significantly in recent years, and some of Bonnell Aluminum’s customers may have sourced, and continue to source, aluminum extrusions from producers outside of the United States. The Company is closely monitoring the situation and is prepared to work with the U.S. Government to ensure a fairly traded market. Nonetheless, Bonnell Aluminum has experienced three sequential quarters of net booking growth. Net bookings were 16.9, 19.0, 20.4 and 28.2 million pounds in the third quarter of 2022 through the second quarter of 2023, respectively.
EBITDA from ongoing operations in the second quarter of 2023 decreased $11.7 million or 53.3% versus the second quarter of 2022 primarily due to:
•Lower volume ($11.9 million), higher labor and employee-related costs ($0.7 million), lower labor productivity ($0.5 million), lower pricing ($1.0 million) and higher supply expense associated with inflationary costs ($0.8 million), partially offset by lower utility costs ($1.0 million), lower freight rates ($0.3 million) and lower selling, general and administrative ("SG&A") expenses ($1.6 million); and
•The timing of the flow-through under the first-in first-out method of aluminum raw material costs passed through to customers, previously acquired at higher prices in a quickly changing commodity pricing environment, resulted in a charge of $1.3 million in the second quarter of 2023 versus a charge of $1.6 million in the second quarter of 2022.
First Six Months of 2023 Results vs. First Six Months of 2022 Results
Net sales in the first six months of 2023 decreased 26.8% versus the first six months of 2022 primarily due to lower sales volume and the pass-through of lower metal costs, partially offset by an increase in prices to cover higher operating costs. Sales volume in the first six months of 2023 decreased by 20.6% versus the first six months of 2022.
EBITDA from ongoing operations in the first six months of 2023 decreased $21.0 million or 45.7% in comparison to the first six months of 2022 primarily due to:
•Lower volume ($16.1 million), higher labor and employee-related costs ($2.4 million), lower labor productivity ($1.0 million) and higher supply expense, including higher paint expense associated with a shift to more painted product in the first six months of 2023, and inflationary costs for other supplies ($3.0 million), partially offset by higher pricing ($5.6 million), lower utility costs ($0.6 million) and lower SG&A expenses ($0.8 million); and

•The timing of the flow-through under the first-in first-out method of aluminum raw material costs passed through to customers, previously acquired at lower prices in a quickly changing commodity pricing environment, resulted in a benefit of $0.4 million in the first six months of 2023 versus a benefit of $5.5 million in the first six months of 2022.
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2023 ("Second Quarter Form 10-Q") for additional information on aluminum price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $19 million in 2023 versus the previously disclosed projection of $26 million. The Company has implemented stringent spending measures to control its financial leverage (see “Net Debt, Financial Leverage and Debt Covenants” section for more information). In this regard, Bonnell Aluminum has reduced projected capital expenditures in the second half of 2023 to $5 million to mainly support continuity of current operations versus broader spending of $14 million during the first half of the year. The most significant reduction relates to the multi-year implementation of new enterprise resource planning and manufacturing execution systems ("ERP/MES"). This project is being reorganized with an extended implementation period that increases the utilization of existing dedicated internal resources over a longer period in place of more costly external consultants. As a result, the earliest “go-live” date for the new ERP/MES is likely in 2025. The ERP/MES project commenced in 2022, with spending to-date of approximately $21 million. Depreciation expense is projected to be $15 million in 2023. Amortization expense is projected to be $2 million in 2023.
PE Films
PE Films produces surface protection films for high-technology applications in the global electronics industry and polyethylene overwrap and polypropylene films for other markets. A summary of results for PE Films, which does not include the goodwill impairment discussed in the "Goodwill Impairment in Surface Protection" section, is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	June 30,			June 30,
	2023	2022		2023	2022
Sales volume (lbs)	6,245	9,639	(35.2)%	13,613	20,192	(32.6)%
Net sales	$15,918	$31,424	(49.3)%	$36,099	$62,555	(42.3)%
Ongoing operations:
EBITDA	$814	$7,065	(88.5)%	$2,663	$14,112	(81.1)%
Depreciation & amortization	(1,552)	(1,559)	0.4%	(3,195)	(3,154)	(1.3)%
EBIT*	$(738)	$5,506	(113.4)%	$(532)	$10,958	(104.9)%
Capital expenditures	$360	$1,163		$1,075	$1,744
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
Second Quarter 2023 Results vs. Second Quarter 2022 Results
Net sales in the second quarter of 2023 decreased 49.3% compared to the second quarter of 2022. Sales volume in the second quarter of 2023 decreased in both Surface Protection and overwrap films versus the second quarter of 2022. Surface Protection sales volume in the second quarter of 2023 declined 54.2% versus the second quarter of 2022 and 26.9% versus the first quarter of 2023. Surface Protection sales continue to be adversely impacted by weak market demand for consumer electronics which began in the third quarter of last year. Manufacturers in the supply chain are experiencing reduced capacity utilization and inventory corrections. In addition, these market conditions are adversely impacting mix through reduced sales to our highest value-added customers. The timing of a recovery in Surface Protection remains uncertain.
EBITDA from ongoing operations in the second quarter of 2023 decreased $6.3 million versus the second quarter of 2022, primarily due to:
•A $7.7 million decrease from Surface Protection:
◦Lower contribution margin associated with a market slowdown and customer inventory corrections ($8.6 million), partially offset by lower SG&A and operating efficiencies ($0.7 million); and
◦The pass-through lag associated with resin costs ($0.1 million charge in the second quarter of 2023 versus a charge of $0.3 million in the second quarter of 2022).
•A $1.4 million increase from overwrap films primarily due to cost improvements.

First Six Months of 2023 Results vs. First Six Months of 2022 Results
Net sales in the first six months of 2023 decreased 42.3% compared to the first six months of 2022 primarily due to a decrease in sales volume in Surface Protection, as a result of the factors noted above. Sales volume declined 45.4% in Surface Protection in the first six months of 2023.
EBITDA from ongoing operations in the first six months of 2023 decreased by $11.4 million versus the first six months of 2022, primarily due to:
•A $12.6 million decrease from Surface Protection:
◦Lower contribution margin for non-transitioning products associated with a market slowdown and customer inventory corrections ($12.7 million) and for previously disclosed customer product transitions ($0.7 million), partially offset by lower SG&A and other employee-related expenses and operating efficiencies ($1.2 million); and
◦The pass-through lag associated with resin costs ($0.2 million charge in the second quarter of 2023 versus a benefit of $0.2 million in the second quarter of 2022).
•A $1.1 million increase from overwrap films primarily due to cost improvements ($1.5 million), partially offset by the pass-through lag associated with resin costs (a charge of $0.2 million in the first six months of 2023 versus a benefit of $0.2 million in the first six months of 2022).
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Second Quarter Form 10-Q for additional information on resin price trends.
Closure of PE Films Technical Center
On August 3, 2023, the Company adopted a plan to close the PE Films technical center in Richmond, VA and reduce its efforts to develop and sell films supporting the semiconductor market. Future research & development activities for PE Films will be performed at the facility in Pottsville, PA. PE Films continues to have new business opportunities primarily relating to surface protection films that protect components of flat panel and flexible displays. The Company anticipates all activities to cease at the PE Films technical center in Richmond, VA, by the end of 2023. The Company expects to recognize cash costs associated with exit activities of $1.8 million for: (i) severance and related costs ($0.9 million), (ii) vacating the facility lease ($0.6 million payable through June 2025), and (iii) building closure costs ($0.3 million). In addition, the Company expects non-cash asset write-offs and accelerated depreciation of up to $4.5 million. Net annual cash savings of $3.4 million are anticipated, beginning in the fourth quarter of 2023.
Goodwill Impairment in Surface Protection
Manufacturers in the supply chain for consumer electronics continue to experience reduced capacity utilization and inventory corrections. In light of the continued uncertainty about the timing of a recovery for this market and the expected adverse future impact to the Surface Protection business, the Company performed a goodwill impairment analysis of the Surface Protection component of PE Films using projections that contemplate the expected market recovery and business conditions. The analysis concluded that the fair value of Surface Protection was less than its carrying value, thus a non-cash partial goodwill impairment of $15.4 million ($11.9 million after deferred income tax benefits) was recognized during the second quarter of 2023.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $3 million in 2023, including $1 million for productivity projects and $2 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $6 million in 2023. There is no amortization expense for PE Films.
Flexible Packaging Films
Flexible Packaging Films produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of results for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	June 30,			June 30,
	2023	2022		2023	2022
Sales volume (lbs)	23,724	27,315	(13.1)%	43,569	53,321	(18.3)%
Net sales	$33,223	$41,595	(20.1)%	$64,750	$80,839	(19.9)%
Ongoing operations:
EBITDA	$249	$7,631	(96.7)%	$1,599	$12,665	(87.4)%
Depreciation & amortization	(711)	(583)	(22.0)%	(1,411)	(1,132)	(24.6)%
EBIT*	$(462)	$7,048	(106.6)%	$188	$11,533	(98.4)%
Capital expenditures	$878	$3,264		$1,483	$4,809
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
Second Quarter 2023 Results vs. Second Quarter 2022 Results
Net sales in the second quarter of 2023 decreased 20.1% compared to the second quarter of 2022 primarily due to lower sales volume, lower selling prices from the pass-through of lower resin costs and unfavorable product mix. The Company believes that lower sales volume was primarily due to customer inventory corrections. While sales volume in the second quarter of 2023 was still below expected normalized levels, it improved 20% over the first quarter of the year.
EBITDA from ongoing operations in the second quarter of 2023 decreased $7.4 million versus the second quarter of 2022, primarily due to:
•Lower selling prices from the pass-through of lower resin costs and margin pressures ($2.9 million), lower sales volume ($1.9 million), higher fixed costs ($1.1 million, primarily due to under absorption from lower production volumes), higher variable costs ($1.8 million, including higher costs resulting from quality issues and other costs associated with the shutdown of production lines to adjust production volumes to sales levels) and unfavorable product mix ($0.6 million), partially offset by lower raw material costs ($1.3 million) and lower SG&A expenses ($0.1 million);
•Foreign currency transaction losses ($0.2 million) in the second quarter of 2023 compared to foreign currency transaction gains ($0.6 million) in the second quarter of 2022; and
•Net favorable foreign currency translation of Real-denominated operating costs ($0.2 million).
First Six Months of 2023 Results vs. First Six Months of 2022 Results
Net sales in the first six months of 2023 decreased 19.9% compared to the first six months of 2022 primarily due to lower sales volume and lower selling prices from the pass-through of lower resin costs, partially offset by favorable product mix.
EBITDA from ongoing operations in the first six months of 2023 decreased $11.1 million versus the first six months of 2022 primarily due to:
•Lower sales volume ($4.9 million), lower selling prices from the pass-through of lower resin costs and margin pressures ($3.6 million), higher fixed costs ($2.1 million, primarily due to under absorption from lower production volumes), higher variable costs ($0.7 million, including higher costs resulting from quality issues) and unfavorable product mix ($1.3 million), partially offset by lower raw material costs ($1.6 million) and lower SG&A expenses ($0.1 million);
•Net unfavorable foreign currency translation of Real-denominated operating costs ($0.1 million); and
•Foreign currency transaction losses ($0.2 million) in the second quarter of 2023 compared to foreign currency transaction losses ($0.3 million) in the second quarter of 2022.
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Second Quarter Form 10-Q for additional information on polyester fiber and component price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Flexible Packaging Films are projected to be $6 million in 2023, including $2 million for new capacity for value-added products and productivity projects and $4 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $3 million in 2023. Amortization expense is projected to be $0.1 million in 2023.

Corporate Expenses, Interest, Taxes & Other
Corporate expenses, net in the first six months of 2023 decreased $2.0 million compared to the first six months of 2022 primarily due to lower accruals for employee-related compensation ($2.1 million) and lower stock-based compensation ($0.4 million), partially offset by higher professional fees associated with business development activities ($0.6 million).
Interest expense of $4.7 million in the first six months of 2023 increased $2.7 million compared to the first six months of 2022 due to higher average debt levels and interest rates.
The effective tax rate used to compute income tax expense (benefit) in the first six months of 2023 was 13.1%, compared to 16.9% in the first six months of 2022. The change in the effective tax rate is primarily due to a pre-tax loss in first six months of 2023 versus pre-tax income in first six months of 2022, lower Brazil tax incentives, a discrete charge in the second quarter of 2023 for a Brazil tax law change and a large discrete benefit recorded in the first quarter of 2022, resulting from the implementation of new U.S. tax regulations associated with foreign tax credits published by the U.S. Treasury and Internal Revenue Service on January 4, 2022. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) to the Financial Tables in this press release was 79.2% for the first six months of 2023 versus 26.2% for the first six months of 2022 (see also Note (e) to the Financial Tables). Refer to Note 9 to the Company's Condensed Consolidated Financial Statements in the Second Quarter Form 10-Q for an explanation of differences between the effective tax rate for income (loss) and the U.S. federal statutory rate for 2023 and 2022.
Pension expense under GAAP of $6.8 million in the first six months of 2023 remained consistent with the first six months of 2022. In February 2022, Tredegar announced the initiation of a process to terminate and settle its frozen defined benefit pension plan. In connection therewith, the Company borrowed funds under its revolving credit agreement ("Credit Agreement") and made a $50 million contribution to the pension plan (the “Special Contribution”) to reduce its underfunding and as part of a program within the pension plan to hedge or fix the expected future contributions that will be needed by the Company through the settlement process. The funds borrowed for the Special Contribution were effectively made available with proceeds received in December 2021 from the sale of the Company’s investment in kaleo, Inc. ("kaléo"). In addition, the Company realized income tax cash benefits on the Special Contribution of $11 million in the fourth quarter of 2022.
During the second quarter of 2023, the Company received a favorable IRS determination letter, and government agencies and the Company expect the completion of the settlement process on or about October 31, 2023. Administrative costs for the entire settlement process with respect to the pension plan are estimated at $4 to $5 million.
The estimated underfunding of Tredegar’s frozen defined benefit pension plan was approximately $30 million at June 30, 2023. As of December 31, 2022, the estimated underfunding of $28 million was comprised of investments at fair value of $218 million and a projected benefit obligation (“PBO”) of $246 million. GAAP accounting requires adjustment for changes in values of assets and the PBO only at the end of each year, even though these values change daily. The ultimate underfunded amount at settlement may differ from the current amounts, depending on changes in market factors, including with respect to buyers of pension obligations at the time of settlement.
Prior to the Special Contribution, GAAP pension expense was a reasonable proxy for the Company’s required minimum cash contribution to the pension plan. The Company expects there will be no required minimum cash contributions until final settlement. Pension expense under GAAP is projected to be approximately $14 million in 2023, which is mainly comprised of non-cash amortization of deferred net actuarial losses reflected in the Company’s shareholders’ equity as accumulated other comprehensive losses. Beginning in 2022, and consistent with no expected required minimum cash contributions, no pension expense is included in calculating earnings before interest, taxes, depreciation and amortization as defined in the Credit Agreement (“Credit EBITDA”), which is used to compute certain borrowing ratios and to compute non-GAAP net income (loss) from ongoing operations.
The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the accompanying net sales and EBITDA from ongoing operations by segment tables. However, beginning in 2022 and consistent with excluding GAAP pension expense from Credit EBITDA as described above, GAAP pension expense has been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP for purposes of determining Tredegar’s non-GAAP presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations (see related reconciliation in Note (a) to the Financial Tables in this press release for more information).
Net Debt, Financial Leverage and Debt Covenants
Total debt was $141.0 million at June 30, 2023 compared to total debt of $137.0 million at December 31, 2022. Net debt (debt in excess of cash and cash equivalents), a non-GAAP financial measure but a key measure used to compute the net leverage ratio under the Credit Agreement, was $119.8 million at June 30, 2023 compared to $140.0 million at March 31, 2023 and $117.8 million at December 31, 2022. The Company has been very focused on reducing net working capital to normal operating levels and managing its costs during the current slowdown in business. The $20.2 million decline in net debt from

March 31, 2023 to June 30, 2023, was primarily driven by an improvement in net working capital. Further working capital improvement is anticipated in the third and fourth quarters of 2023.
See Note (f) to the Financial Tables in this press release for a reconciliation of net debt to the most directly comparable GAAP financial measure.
Tredegar has a five-year, revolving, secured credit facility that matures on June 29, 2027. To reduce the risk of potential violations of the primary financial restrictive covenants in the Credit Agreement while the Company's businesses and markets are experiencing a downturn, the Company (i) suspended its regular quarterly dividend (which had an annual cash outlay of approximately $17.7 million) and (ii) amended the Credit Agreement, effective August 3, 2023, to:
a.Change the fiscal quarter maximum Total Net Leverage Ratio covenant from 4.0x to: (i) 5.0x for the quarters ending September 30, 2023 through March 31, 2024, (ii) 4.75x for the quarter ending June 30, 2024, (iii) 4.25 for the quarter ending September 30, 2024, and (iv) 4.0x for the quarter ending December 31, 2024 and thereafter.
b.Change the fiscal quarter minimum Interest Coverage Ratio covenant from 3.0x to: (i) 2.50x for the quarters ending September 30, 2023 through June 30, 2024, (ii) 2.75x for the quarter ending September 30, 2024, and (iii) 3.0x for the quarter ending December 31, 2024 and thereafter.
c.Reduce the maximum borrowing availability from $375 million to $200 million.
d.Increase the drawn spread by 25 basis points across all levels of the interest rate pricing grid, beginning the quarter ending September 30, 2023.
e.Amend the restricted payments covenant to prohibit dividends and share repurchases during fiscal quarters ending September 30, 2023 through December 31, 2024.
The Company had Credit EBITDA and a Total Net Leverage Ratio (calculated in the "Liquidity and Capital Resources" section of the Second Quarter Form 10-Q) of $43.5 million and 2.76x, respectively, at June 30, 2023, which had significantly deteriorated from the Credit EBITDA and Total Net Leverage Ratio at December 31, 2022 of $84.4 million and 1.39x, respectively. In addition, the Company’s projections indicate further deterioration of the Total Net Leverage Ratio without paying dividends to between 4.0x and 5.0x through the quarter ending March 31, 2024.
To further decrease the risk of a debt covenant violation during a severe cyclical downturn, the Company is investigating the replacement of the existing EBITDA-based credit facility by the end of 2023 with other financing alternatives, including borrowings that would be permitted based on the level of secured receivables, inventories and machinery and equipment and sale and leaseback of existing Company-owned property.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ materially from expectations include, without limitation, the following:
•loss or gain of sales to significant customers on which the Company’s business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•failure of the Company’s customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•risks of doing business in countries outside the U.S. that affect our international operations;
•political, economic, and regulatory factors concerning the Company’s products;
•uncertain economic conditions in countries in which the Company does business, including continued high inflation and the effects of the Russian invasion of Ukraine;
•competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;
•impact of fluctuations in foreign exchange rates;
~~•~~movement of pension plan assets and liabilities relating to differences between the ultimate settlement benefit obligation and the projected benefit obligation, census data, administrative costs, and the effectiveness of hedging activities;

•an increase in the operating costs incurred by the Company’s business units, including, for example, the cost of raw materials and energy;
•unanticipated problems or delays with the implementation of an enterprise resource planning and manufacturing executions systems, or security breaches and other disruptions to the Company's information technology infrastructure;
•inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;
•disruptions to the Company’s manufacturing facilities, including those resulting from labor shortages;
•failure to continue to attract, develop and retain certain key officers or employees;
•noncompliance with any of the financial and other restrictive covenants in the Company's revolving credit facility;
•the impact of public health epidemics on employees, production and the global economy, such as the COVID-19 pandemic;
•an information technology system failure or breach;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•the impact of new tariffs, duties or other trade restrictions imposed as a result of trade tensions between the U.S. and other countries;
•the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging;
•impairment of the Surface Protection reporting unit's goodwill;
•failure to establish and maintain effective internal control over financial reporting;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part I, Item 1A of the Company's Form 10-K for the year ended December 31, 2022 and Part II, Item 1A of the Company's Form 10-Q for the quarter ended June 30, 2023. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material Company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high-technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2022 sales of $939 million. With approximately 1,800 employees, the Company operates manufacturing facilities in North America, South America, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income (Loss)
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Sales	$178,167	$274,363	$369,289	$510,929
Other income (expense), net (c)(d)	(20)	1,342	260	1,041
	178,147	275,705	369,549	511,970

Cost of goods sold (c)	153,267	218,088	312,792	401,348
Freight	7,199	11,036	13,243	19,118
Selling, R&D and general expenses (c)	18,265	20,616	38,475	43,421
Amortization of intangibles	464	666	968	1,329
Pension and postretirement benefits	3,418	3,506	6,837	6,982
Interest expense	2,374	1,234	4,686	2,020
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	—	134	69	126
Goodwill impairment	15,413	—	15,413	—
Total	200,400	255,280	392,483	474,344
Income (loss) before income taxes	(22,253)	20,425	(22,934)	37,626
Income tax expense (benefit) (c)	(3,331)	5,556	(3,000)	6,334
Net income (loss)	$(18,922)	$14,869	$(19,934)	$31,292

Earnings (loss) per share:
Basic	$(0.56)	$0.44	$(0.59)	$0.93
Diluted	$(0.56)	$0.44	$(0.59)	$0.93

Shares used to compute earnings (loss) per share:
Basic	34,079	33,814	33,988	33,734
Diluted	34,079	33,854	33,988	33,776

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net Sales
Aluminum Extrusions	$121,827	$190,308	$255,197	$348,417
PE Films	15,918	31,424	36,099	62,555
Flexible Packaging Films	33,223	41,595	64,750	80,839
Total net sales	170,968	263,327	356,046	491,811
Add back freight	7,199	11,036	13,243	19,118
Sales as shown in the condensed consolidated statements of income	$178,167	$274,363	$369,289	$510,929
EBITDA from Ongoing Operations
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$10,217	$21,895	$24,855	$45,814
Depreciation & amortization	(4,158)	(4,169)	(8,569)	(8,430)
EBIT (b)	6,059	17,726	16,286	37,384
Plant shutdowns, asset impairments, restructurings and other (c)	155	16	(339)	(89)
PE Films:
Ongoing operations:
EBITDA (b)	814	7,065	2,663	14,112
Depreciation & amortization	(1,552)	(1,559)	(3,195)	(3,154)
EBIT (b)	(738)	5,506	(532)	10,958
Plant shutdowns, asset impairments, restructurings and other (c)	—	(50)	2	(153)
Goodwill impairment	(15,413)	—	(15,413)	—
Flexible Packaging Films:
Ongoing operations:
EBITDA (b)	249	7,631	1,599	12,665
Depreciation & amortization	(711)	(583)	(1,411)	(1,132)
EBIT (b)	(462)	7,048	188	11,533
Plant shutdowns, asset impairments, restructurings and other (c)	(1)	(37)	(79)	(80)
Total	(10,400)	30,209	113	59,553
Interest income	30	3	74	32
Interest expense	2,374	1,234	4,686	2,020
Gain on investment in kaleo, Inc. (d)	—	1,406	262	1,406
Stock option-based compensation costs	—	251	231	882
Corporate expenses, net (c)	9,509	9,708	18,466	20,463
Income (loss) before income taxes	(22,253)	20,425	(22,934)	37,626
Income tax expense (benefit)	(3,331)	5,556	(3,000)	6,334
Net income (loss)	$(18,922)	$14,869	$(19,934)	$31,292

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2023	December 31, 2022
Assets
Cash & cash equivalents	$21,193	$19,232
Accounts & other receivables, net	79,139	84,544
Income taxes recoverable	1,216	733
Inventories	86,692	127,771
Prepaid expenses & other	10,214	10,304
Total current assets	198,454	242,584
Net property, plant and equipment	189,892	186,411
Right-of-use leased assets	12,794	14,021
Identifiable intangible assets, net	10,785	11,690
Goodwill	55,195	70,608
Deferred income taxes	14,610	13,900
Other assets	3,139	2,879
Total assets	$484,869	$542,093
Liabilities and Shareholders’ Equity
Accounts payable	$82,290	$114,938
Accrued expenses	23,501	31,603
Lease liability, short-term	2,163	2,035
Income taxes payable	579	1,137
Total current liabilities	108,533	149,713
Lease liability, long-term	11,991	12,738
Long-term debt	141,000	137,000
Pension and other postretirement benefit obligations, net	35,747	35,046
Other non-current liabilities	4,449	5,834
Shareholders’ equity	183,149	201,762
Total liabilities and shareholders’ equity	$484,869	$542,093

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(19,934)	$31,292
Adjustments for noncash items:
Depreciation	12,387	11,536
Amortization of intangibles	968	1,329
Reduction of right-of-use lease asset	1,075	1,072
Goodwill impairment	15,413	—
Deferred income taxes	(3,731)	2,516
Accrued pension income and post-retirement benefits	6,837	7,013
Stock-based compensation expense	521	1,842
Gain on investment in kaléo	(262)	(1,406)
Changes in assets and liabilities:
Accounts and other receivables	6,190	(24,172)
Inventories	43,013	(31,495)
Income taxes recoverable/payable	(1,060)	(6,129)
Prepaid expenses and other	2,976	(516)
Accounts payable and accrued expenses	(39,629)	47,388
Lease liability	(1,095)	(1,166)
Pension and postretirement benefit plan contributions	(279)	(50,314)
Other, net	(692)	1,781
Net cash provided by (used in) operating activities	22,698	(9,429)
Cash flows from investing activities:
Capital expenditures	(15,907)	(13,514)
Proceeds on sale of investment in kaléo	262	1,406
Net cash provided by (used in) investing activities	(15,645)	(12,108)
Cash flows from financing activities:
Borrowings	41,250	221,250
Debt principal payments	(37,250)	(192,750)
Dividends paid	(8,884)	(8,135)
Debt financing fees	—	(1,245)
Other	—	(396)
Net cash provided by (used in) financing activities	(4,884)	18,724
Effect of exchange rate changes on cash	(208)	(246)
Increase (decrease) in cash and cash equivalents	1,961	(3,059)
Cash and cash equivalents at beginning of period	19,232	30,521
Cash and cash equivalents at end of period	$21,193	$27,462

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three and six months ended June 30, 2023 and 2022 is shown below:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, except per share data)	2023	2022	2023	2022
Net income (loss) as reported under GAAP[1]	$(18.9)	$14.9	$(19.9)	$31.3
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	0.1	0.1	0.1
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	—	(1.0)	(0.2)	(1.0)
Tax expense (benefit) from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	0.8	—	0.8	(3.8)
Other	1.6	0.5	2.5	2.1
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	2.6	2.7	5.3	5.4
Goodwill impairment[3]	11.9	—	11.9	—
Net income (loss) from ongoing operations[1]	$(2.0)	$17.2	$0.5	$34.1

Earnings (loss) per share as reported under GAAP (diluted)	$(0.56)	$0.44	$(0.59)	$0.93
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	—	—	—
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	—	(0.03)	(0.01)	(0.03)
Tax expense (benefit) from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	0.02	—	0.02	(0.11)
Other	0.05	0.02	0.08	0.06
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	0.08	0.08	0.16	0.16
Goodwill impairment[3]	0.35	—	0.35	—
Earnings (loss) per share from ongoing operations (diluted)	$(0.06)	$0.51	$0.01	$1.01
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (e).
2. For more information, see "Corporate Expenses, Interest, Taxes & Other" section of this press release.
3. For more information, see "PE Films" section of this press release.

(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key segment profitability metric used by the Company’s chief operating decision maker to assess segment financial performance.  The Company uses sales less freight ("net sales") as its measure of revenues from external customers. For more business segment information, see Note 10 to the Company's Condensed Consolidated Financial Statements in the Second Quarter Form 10-Q.
EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP.  The Company believes that EBIT is a widely understood and utilized metric that is meaningful to certain investors and that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.
(c) Gains and losses associated with plant shutdowns, asset impairments, restructurings and other items for the three and six months ended June 30, 2023 and 2022 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended June 30, 2023		Six Months Ended June 30, 2023
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Storm damage to the Newnan, Georgia plant[1]	$(0.2)	$(0.2)	$0.4	$0.2
Total for Aluminum Extrusions	$(0.2)	$(0.2)	$0.4	$0.2
PE Films:
Goodwill impairment[4]	15.4	11.9	15.4	11.9
Total for PE Films	$15.4	$11.9	$15.4	$11.9
Flexible Packaging Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$—	$—	$0.1	$0.1
Total for Flexible Packaging Films	$—	$—	$0.1	$0.1
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	1.6	1.3	$1.9	$1.5
Professional fees associated with remediation activities related to internal control over financial reporting[1]	0.5	0.4	1.0	0.8
Write-down of investment in Harbinger Capital Partners Special Situations Fund[2]	0.2	0.1	0.2	0.1
Stock-based compensation expense associated with the fair value remeasurement of awards granted at the time of the 2020 Special Dividend[1]	(0.1)	—	(0.2)	(0.1)
Tax expense from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits[5]	—	0.8	—	0.8
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[3]	3.4	2.6	6.8	5.3
Total for Corporate	$5.6	$5.2	$9.7	$8.4
1. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. Included in “Other income (expense), net” in the condensed consolidated statements of income.
3. For more information, see "Corporate Expenses, Interest, Taxes & Other" section of this press release.
4. For more information, see "PE Films" section of this press release.
5. Included in "Income tax expense (benefit)" in the condensed consolidated statements of income.

	Three Months Ended June 30, 2022		Six Months Ended June 30, 2022
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses, net of relief[1]	$—	$—	$0.1	$0.1
Total for Aluminum Extrusions	$—	$—	$0.1	$0.1
PE Films:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[1]	$0.1	$—	$0.2	$0.1
Total for PE Films	$0.1	$—	$0.2	$0.1
Corporate:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$0.1	$0.1	$0.1	$0.1
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[2]	0.1	0.1	$1.6	$1.2
Professional fees associated with remediation activities related to internal control over financial reporting[2]	0.8	0.5	1.2	0.8
Stock-based compensation expense associated with the fair value remeasurement of awards granted at the time of the 2020 Special Dividend[2]	(0.2)	(0.1)	(0.2)	(0.1)
Tax benefit from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits[4]	—	—	—	(3.8)
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[3]	3.5	2.7	6.9	5.4
Total for Corporate	$4.3	$3.3	$9.6	$3.6
1.Included in "Other income (expense), net" in the condensed consolidated statements of income.
2.Included in "Selling, R&D and general expenses" in the condensed consolidated statements of income.
3.For more information, see "Corporate Expenses, Interest, Taxes & Other" section of this press release.
4. Included in "Income tax expense (benefit)" in the condensed consolidated statements of income.

(d)    On December 27, 2021, the Company completed the sale of its investment interests in kaléo and received closing cash proceeds of $47.1 million. Subsequently, in May 2022 and January 2023, additional cash consideration of $1.4 million and $0.3 million, respectively, was received related to customary post-closing adjustments, which is reported in “Other income (expense), net” in the condensed consolidated statements of income.
(e) Tredegar’s presentation of net income (loss) from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which has been presented separately and removed from net income (loss) as reported under GAAP. Net income (loss) from ongoing operations is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP. It excludes items that we believe do not relate to Tredegar’s ongoing operations.

Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three and six months ended June 30, 2023 and 2022 are presented below in order to show the impact on the effective tax rate:

($ in millions)	Pre-tax	Tax Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended June 30, 2023	(a)	(b)		(b)/(a)
Net income (loss) reported under GAAP	$(22.3)	$(3.4)	$(18.9)	15.0%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	—	—
(Gains) losses from sale of assets and other	2.0	(0.4)	2.4
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	3.4	0.8	2.6
Goodwill impairment	15.4	3.5	11.9
Net income (loss) from ongoing operations	$(1.5)	$0.5	$(2.0)	(33.3)%
Three Months Ended June 30, 2022
Net income (loss) reported under GAAP	$20.4	$5.5	$14.9	27.3%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.1	$—	0.1
(Gains) losses from sale of assets and other	(0.6)	(0.1)	(0.5)
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	3.5	0.8	2.7
Net income (loss) from ongoing operations	$23.4	$6.2	$17.2	26.6%
Six Months Ended June 30, 2023
Net income (loss) reported under GAAP	$(22.9)	$(3.0)	$(19.9)	13.1%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.1	—	0.1
(Gains) losses from sale of assets and other	3.0	(0.1)	3.1
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	6.8	1.5	5.3
Goodwill impairment	15.4	3.5	11.9
Net income (loss) from ongoing operations	$2.4	$1.9	$0.5	79.2%
Six Months Ended June 30, 2022
Net income (loss) reported under GAAP	$37.6	$6.3	$31.3	16.9%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.1	—	0.1
(Gains) losses from sale of assets and other	1.5	4.2	(2.7)
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	6.9	1.5	5.4
Net income (loss) from ongoing operations	$46.1	$12.0	$34.1	26.2%
(f) Net debt is calculated as follows:

	June 30,	December 31,
(in millions)	2023	2022
Debt	$141.0	$137.0
Less: Cash and cash equivalents	21.2	19.2
Net debt	$119.8	$117.8
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com